                                                                   EXHIBIT 10.49

                 CONTRIBUTION AGREEMENT - BASIC ECONOMIC TERMS
                                 (NORTH COUNTY)

     The undersigned Transferor agrees to transfer the Property to the undersigned Transferee and Transferee agrees to accept the transfer on the following terms and conditions:

     1.   Incorporation by Reference.    All of the terms and conditions of:
          --------------------------

          a. The General Conditions to Contribution Agreement (the "General Conditions");

          b. The Addenda to General Conditions to Contribution Agreement (the "Addenda");

          c. The Exhibits to General Conditions to Contribution Agreement (the "Exhibits"); and

          d. The Schedules to General Conditions to Contribution Agreement (the "Schedules")

which are attached hereto are incorporated by reference herein as being the agreement of the undersigned.

     2.   Project.                       NORTH COUNTY PLAZA.
          --------

     3.   Transferor.                    HUGHES NORTH COUNTY ASSOCIATES.
          -----------

     4.   Transferee.                    ALEXANDER HAAGEN PROPERTIES OPERATING
          ----------
PARTNERSHIP, L.P., a California limited partnership.

     5.   Consideration to Transferor.           The total sum of $18,481,641/1/
          ----------------------------

which is comprised of the following elements:

a.  Debt assumed or taken subject to                              $16,422,024

b.  Assumption Fee and other Lender related expenses
    charged against Transferor                                    $   144,220

c.  Commission obligations of Transferor paid by
    Transferee and charged against Transferor                     $    90,032

d.  Transferor's share of Closing Costs (estimated)               $    25,000

e.  Prorations charged against Transferor (estimated)             $     5,000

f.  Price Reduction to cover cost to remove and replace
    storm drain piping                                            $   276,862

g.  OP Units                                 $1,518,503

h.  Cash                                     $        0
                                             ----------

---------------------------
/1/ The Term Sheet Consideration of $20,001,111 has been reduced by 1,519,470 to $18,481,641 to offset for the above market interest rate of the Existing Debt against the Property.

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
i.  Total OP Units and Cash (being the aggregate of the
    "Constituent Partner's Equity")                                                          $ 1,518,503
                                                                                             -----------
j.  Total Consideration                                                                      $18,481,641
                                                                                             ===========


     The Total Consideration is subject to adjustment as provided herein and in the General Conditions, the Addenda, the Exhibits and the Schedules.

     6.  Allocation.  The OP Units and Cash (subject to adjustment as provided
         ----------
in the preceding sentence) will be allocated among the direct and indirect partners (the "Constituent Partners") of Transferor as follows:



                                                                Percentage
                                                          of the aggregate
                                                                    of the
                                                               Constituent
Name of Constituent              OP Units                        Partners'       allocated
Partner:                          (in $):    Cash:       Total:    Equity:           debt:
--------                         --------    -----       ------    ------        ---------
HI-NC                            $759,251       $0     $759,251      50.0%      $1,900,000

The Harry J. L. Frank,
 Jr. and Margaret S.             $189,813       $0     $189,813      12.5%      $  950,000
 Frank Family Trust
 U/A 5/9/91

Cecile C. Bartman,
 Trustee under the
 Will of Bernard
 Citron, deceased                $189,813       $0     $189,813      12.5%      $  900,000



Bartfam, a California
 limited partnership             $189,813       $0     $189,813      12.5%      $  800,000

CJJ Limited
 Partnership, a
 California limited
 partnership                     $189,813       $0     $189,813      12.5%      $  350,000
                                 --------       --     --------   -------       ----------


Totals                         $1,518,503       $0   $1,518,503   100.000%      $4,900,000
                               ==========       ==   ==========   =======       ==========


     7.  Special Provisions:
         ------------------
         a. Transferee will pay down principal on the existing debt against the Property by $2,000,000 immediately following the Closing. As a condition to the Closing, the principal amount of the debt, the accrued but unpaid interest, the assumption fees, the prepayment fee if any in connection with the pay down of $2,000,000 of principal (which prepayment fee, if any, must be agreed to by both Transferor and Transferee and, if

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approved, will be charged against Transferor's Consideration), the fact that the
Lender will allow a pay down of $2,000,000 of principal and the debt service schedule, maturity date and date on which remaining principal may be paid without penalty shall be verified prior to the Closing Date by a fully executed Lender's Beneficiary Statement in such form and substance as shall be reasonably satisfactory to and approved in writing by Transferee. In addition, the terms and conditions of Transferee's assumption of the Existing Debt must be reasonably satisfactory to Transferee.

          b. Transferee will pay the assumption fee to Traveler's Insurance Company in the amount of $144,220 (or in such other reasonable amount as shall be approved by Transferor at or prior to the Closing Date) in connection with the reduction of principal described in subparagraph 7.a. above. Such payment made by Transferee shall be charged against Transferor's Consideration.

          c. The effectiveness of this agreement is contingent upon Transferor being able to obtain the consent of Traveler's Insurance Company to the arrangements described in subparagraphs 7.a. and 7.b. above. Transferee agrees to use its reasonable best efforts to cause Traveler's Insurance Company to subordinate the lien of its Deed of Trust to the easement to be created pursuant subparagraph 7.d. below both before and after the Closing Date. If Transferee is not able to obtain such subordination, then Transferee covenants with Transferor that Transferee will make all scheduled payments of principal and interest and to pay the Existing Debt to Traveler's Insurance Company when due.

          d. At the Closing, Transferor and NC II will record a Declaration of Restrictive Covenant Agreement and Grant of Easement ("Agreement") containing, without limitation, the following terms and conditions:

                1. The creation of an easement for ingress and egress in favor of the North County II property ("NC II Property") over and across the existing roadways on the Property. In addition, NC II will be granted a Bridge and Temporary Construction Easement to construct a bridge over Buena Vista Creek West of Building A. Transferee agrees not to default on any liens or encumbrances which have priority over such easement and, further, agrees not to execute any leases or other agreements which are inconsistent with such easement.

                2. The Agreement will provide (i) that the costs of installing the improvements (including the bridge) for the newly created roadway easements at the Westerly end of the Property will be borne 100% by NC II, (ii) that the costs of maintaining and repairing that portion of the newly created roadway easements (not including property taxes) located on the Property will be borne 50% by Transferee and 50% by NC II (provided, however, that the cost of maintaining the bridge and the improvementslocated on NC II Property shall be borne 100% by NC II), and (iii) that the Property's share of the costs of the existing easement (the "PCR Easement") and proposed bridge (the "Easterly Improvements") along the Eastern boundary of the Property (located on land owned by Plaza Camino Real) shall be borne as follows: (x) The costs of installing the Easterly Improvements (including the Easterly bridge) will be borne 100% by NC II; (y) the benefited property's share of the costs (as such costs are defined in the PCR Easement) of maintaining and repairing the PCR Easement (not including property taxes) will be borne

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50% by Transferee and 50% by NC II and (z) the cost of maintaining the bridge located on the Easterly Improvements and that portion of the Easterly Improvements which are located on NCII Property shall be borne 100% by NC II.

          f. Transferee agrees that it will not oppose or object to any proposed development of the NCII Property based on the intended use, the traffic impact or any other aspect of the proposed development; provided, however, that Transferee may object to a proposed development which offends common decency or could result in a dangerous or nuisance condition having a materially adverse impact on Transferee's use of the Property. Transferee may not object to a proposed use because it might attract tenants which compete with tenants on the Property. The provisions of this subparagraph 7.5. shall not be a covenant running with the land, shall run in favor only of NCII and not any of its assignees or transferees, shall not be recorded against the Property in any form and shall entirely cease and terminate when the present partners of NCII cease to have any interest in the NCII Property.

          g. Transferee will receive a credit against Transferor's Consideration in the amount of $276,862 to cover the cost of removing and replacing the storm drain piping on the Property. Prior to the Closing Date, Transferor will deposit the sum of $24,000 (the "Deposit") in a separate escrow account with the Title Company pursuant to an Escrow Agreement (which shall be in form and substance satisfactory to Transferor and Transferee) which shall have the following basic provisions: (i) to the extent that Transferee's cost to remove and repair the storm drain piping shall exceed $276,862 (the "Overrun"), the Title Company shall disburse to Transferee the amount of the Overrun up to the maximum amount of the Deposit; (ii) prior to making a request for a disbursement of funds from the Deposit, Transferee shall give written notice to Transferor and furnish reasonably adequate back up information supporting such request; (iii) Transferor agrees that it will not object to a disbursement from the Deposit unreasonably; and (iv) the unexpended portion of the Deposit shall be paid over to Transferor on December 30, 1998.

          h. In addition to the Consideration described in paragraph 5 above, Transferee shall pay to the Constituent Partners (in the ratio set forth in the fifth column of paragraph 6), additional consideration ("Additional Consideration") in the amount of $600,000. The Additional Consideration shall be paid on the date (the "Second Payment Date") which is the earlier to occur of
(i) two years following the Closing Date, or (ii) the date on which a Certificate of Occupancy is issued for any space located on Pad R (which is included within the legal description of the Property). The Additional Consideration shall be paid in the form of a number of OP Units determined as follows: divide the Additional Consideration of $600,000 by the average closing price of shares of stock of AHP for the five trading days immediately preceding the Second Payment Date.

          i. Notwithstanding the provisions of Addendum V, Transferee may allow Hughes Milliken Associates ("HMA") to guarantee $200,000 (the "HMA Guarantee") of debt against the Property in addition to the guarantees of the Constituent Partners so that the Aggregate Guaranties will consist of the amounts shown in the sixth column of paragraph 6 plus the HMA Guarantee. Accordingly, for purposes of Addendum V, (including, without limitation, the provisions applicable to Substituted Debt), HMA shall be deemed to be a Constituent Partner of Transferor and the aggregate guaranties of the

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Constituent Partners (including HMA as a deemed Constituent Partner) shall be
$5,100,000.

          j. The format for the contribution of the Property shall be as follows: Transferor will convey the Property to Transferee. Transferor will designate the Constituent Partners to be the recipients of the OP Units as is shown in paragraph 6 above. The Constituent Partners severally and proportionately will assume the obligations of Transferor under the Representations and Warranties and Transferor will be released from liability under the Representations and Warranties. Notwithstanding the foregoing, each Constituent Partner shall be solely responsible for his own investment representations and investor suitability representations.

     Executed as of March 23, 1998.


Transferor:                        HUGHES NORTH COUNTY ASSOCIATES,
                                   a California general partnership

                                   By:  HI-NC, a California general
                                        partnership, general partner

                                        By:  Hughes Investments,
                                             a California general partnership,
                                             general partner

                                             By:  WWH Investments, Inc.,
                                                  a California corporation,
                                                  general partner


                                                  By:  _______________________
                                                       William W. Hughes, Jr.
                                                  Its: President

Transferee:                        Alexander Haagen Properties Operating
                                   Partnership, L.P.
                                   a California limited partnership

                                   By:  Alexander Haagen Properties, Inc.,
                                        a Maryland corporation, its General
                                        Partner

                                        By: Fred Bruning
                                           -----------------------

                                        Its: Senior Vice President
                                            ----------------------


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                           AGREEMENT OF TITLE COMPANY


The undersigned executes this Agreement for the purposes of acknowledging its agreement to serve as escrow agent in accordance with the terms of this Agreement and to acknowledge receipt of the Earnest Money from the Transferee.


                                     First American Title Insurance Company


                                     By:
                                            ----------------------------------

                                     Its:
                                            ----------------------------------

                                     Date:  ________________________, 1998

                                     Escrow No. N 984021E

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